Exhibit 10.14

REAL PROPERTY TRANSFER AGREEMENT

PARTY A (TRANSFEROR): TIANJIN TIANSHI BIOLOGICAL DEVELOPMENT CO., LTD.

PARTY B (TRANSFEREE): TIANJIN TIANSHI GROUP CO., LTD.

In the principle of fairness and mutual benefits, Party A and Party B reach the provisions set forth below after negotiation regarding transfer of the buildings and related land use rights from Party A to Party B:

Article 1. Description of the Real Property.

The buildings to be transferred hereby are located at No. 6 Yuanquan Road, Wuqing Development Area, Tianjin New-tech Industry Park, China. The overall building size is approximately 34,377 square meters. The details of the buildings are shown in Exhibit 1 (collectively, the “Buildings”).

The land underlying the Buildings is owned by the State and its lawful land use is Industrial. The land use rights relating to the land underlying the Buildings (the “Land Use Rights”) were originally acquired by the way of transfer, and its overall size is 18,225 square meters. The term of the Land Use Rights expires on December 30, 2054 (with respect to the conference center) and on May 31, 2043 (for the Buildings excluding the conference center). Currently the Party A owns the property title of all of the Buildings and Land Use Rights. The details of the Land Use Rights are shown in Exhibit 1.

Article 2. Prepayment.

2.1
Party A has entered into certain contracts with third parties relating to the Buildings (“Third Party Contracts”). A list of these contracts is attached as Exhibit 2. Concurrent with the transfer of the Buildings and Land Use Rights to Party B, Party A desires to assign and transfer all of its rights and obligations under The Third Party Contracts to Party B. Party A and Party B agree to enter into a Contract Assignment Agreement relating to each of the Third Party Contracts.

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2.2
Party A has made certain pre-payments under the Third Party Contracts in the amount of RMB Twenty Three Million Five Hundred Sixteen Thousand (RMB 23,516,000) (the “Pre-Payment Amounts”). Party B agrees to pay the Pre-Payment Amount to Party A in conjunction with the transfer of the Buildings and Land Use Rights.

Article 3. Sale and Purchase; Consideration.

3.1	Party A agrees to sell, and Party B agrees to buy the Buildings and Land Use Rights.

3.2	The purchase price for the Buildings and the Land Use Rights is RMB One Hundred and Thirteen Million Eleven Thousand Eight Hundred and Fifty Two (RMB113, 011, 852) (the “Purchase Price”).

3.3	Party A agrees to be responsible for the procedures of changing the property ownership registration. Party B agrees to pay the deed tax and relevant fees.

3.4	Party A agrees to use its best efforts to complete all transfer registrations relating to the Buildings and Land Use Rights within one month of the date of this agreement.

Article 4. Payment of the Purchase Price and Pre-Payment Amount.

Party B shall pay to Party A: (i) the Purchase Price and (ii) the Pre-Payment Amounts concurrently with the completion of the transfer registrations relating to the Buildings and Land Use Rights (the “Closing”).

Article 5. Post-Closing Right of Occupancy and Use.

Party B agrees that after the Closing Party A may lease and continue to occupy and use certain of the Buildings, as specified on Exhibit 3, (collectively, the “Leased Buildings”) without payment of any lease or management fees until the earlier of (i) the date Party A acquires the use of and occupies alternate facilities, or (ii) the date the Land Use Rights for the Leased Buildings expire. The lease of the Leased Buildings shall be governed by the Lease Agreement which is attached as Exhibit 4 which shall be entered into by the parties on the date of the Closing.

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Article 6. Representations and Warranties.

Party A represents and warrants that it has the complete rights over the Buildings and Land Use Rights. The Buildings and Land Use Rights transferred herein will not breach any contract to a third party, or violate a third party’s rights, or result in any liability of Party B to a third party. Party A agrees to settle any dispute or claim hereby if any and indemnifies Party B for any losses due to such claims.

The damage risk relating to the Buildings and Land Use Rights will transfer along with their delivery. Party A agrees to bear the damage risk prior to the delivery and Party B agrees to bear the damage risk as of the delivery.

Article 7. Force Majeure.

7.1
Performance exemption. Neither party is entitled to claim its losses in the case that either party is unable to perform this agreement in part or in the whole, or the performance is unnecessary due to the force majeure.

7.2
Force majeure means accidents that are unpredictable and unavoidable, including but not limited to: earthquake, typhoon, flood, fire, embargo, social unrest or war, but not including the requesting party’s financial difficulty or construction removal or requisition by the government.

7.3	The effected party shall promptly notify the other party within seven days or as early as possible through an effective communication way as of the day when an accident happens.

7.4	Accidents that happen after delay of performance can not exempt the liability of the breaching party.

Article 8. Termination.

In the case that one party fails to perform the agreement even after the other party’s written notice, the abiding party has right to terminate the agreement and is exempted from any liabilities hereby. The breaching party shall indemnify the abiding party’s losses, if any.

Party B has right to terminate this agreement in the case that non-performance of the property transfer, in the whole or in part, due to any property dispute, debt dispute or the other disputes relating to the Buildings or Land Use Rights.

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Article 9. Dispute Resolution.

Any dispute arising from or in connection with the agreement shall be settled through good faith negotiation between the parties. In the event of no settlement is concluded, parties are entitled to lodge a complaint with the court which has jurisdiction over the Buildings.

Article 10. Exhibits.

This agreement has four exhibits. The exhibits form an undivided part of the agreement, including:

Exhibit 1. Real Property Transfer List

Exhibit 2. Third Party Contracts

Exhibit 3. Leased Buildings

Exhibit 4. Lease Agreement

Article 11. Effective Date.

This agreement is effective as of the signing of the statutory/authorized representatives and sealing of both parties.

Article 12 Amendments.

Any supplemental agreement shall be made in writing signed by and between both parties and shall be an undivided part of this agreement and have the same legal effect.

Article 13. Counterparts.

This agreement executes in four copies, two in English and two in Chinese. Chinese will prevail when where is any variance. Each party holds one in English and one in Chinese.

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Party A: Tianjin Tianshi Group Co., Ltd

[COMPANY SEAL AFFIXED]

Authorized representative: /s/ Jinyuan Li
Address: No. 6 Yuanquan Road, Wuqing Development Area, Tianjin New-tech Industry Park
Date: December 14, 2007

Party B: Tianjin Tianshi Biological Development Co. Ltd.

[COMPANY SEAL AFFIXED]

Authorized representative: /s/ Yiqun Wu
Address: No. 6 Yuanquan Road, Wuqing Development Area, Tianjin New-tech Industry Park
Date: December 14, 2007

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